Exhibit 10.1

Binding Memorandum of Understanding

October 10, 2022

This Summary of Terms and Provisions sets forth certain principal terms of a proposed transaction relating to the purchase of all outstanding capital stock of Hongri International Holding Limited (“Hongri”) by Shenzhen Zhongjiyingfeng Investment Co., Ltd. (“Purchaser”) from JX Luxventure Limited (“Seller” or the “Company”). This Memorandum of Understanding (the “MOU”) is intended to constitute a binding agreement between the parties hereto, and the parties hereto will be bound to each other in any respect to the terms hereof.

Purchase Price	Purchaser will pay to the Company a total sum of USD 10,000,000 in consideration for acquiring 100% ownership in Hongri International Holding Limited’s capital stock.

Structure	The parties hereto intend that the proposed transaction be affected by way of a stock purchase agreement or other agreement in a form customary for transactions of this type (the “Definitive Agreement”). If a Definitive Agreement is reached, it shall extinguish and supersede this MOU.

Time for Closing	Promptly after the execution of this MOU, the parties hereto will negotiate in good faith the Definitive Agreement and any ancillary documentation. The parties hereto intend to enter into the Definitive Agreement as soon as practicable, and no later than 30 calendar days from the date hereof, unless an extension is granted by the Seller in writing, with the understanding that if a Definitive Agreement is not entered into within 30 days of the date hereof, the Seller may terminate this MOU.

Conditions to Closing

●    Completion and satisfaction of due diligence of the parties hereto.

●    Obtaining of all requisite third-party consents, creditor and lien holder consents and other necessary consents.

●    Company shareholders’ approval of the transaction having been obtained.

●    The Company having obtained all necessary resolutions from its board of directors, approving and authorizing the Company to enter into and execute the Definitive Agreement.

Access and Cooperation	The parties hereto shall cooperate with each other with regard to any filings, approvals or consents required to affect the proposed transaction. The parties hereto shall provide each other with reasonable access to their respective books and records and cooperate with each party’s ongoing due diligence efforts. All nonpublic information thus obtained by any party will be treated as confidential and if the proposed transaction is not consummated. all documents or copies thereof obtained by any of the parties will be destroyed.

Term	This MOU shall have a term of 6 months, provided, that the Company may terminate this MOU at any time if it receives an offer to purchase Hongri that the Company’s board of directors determines is superior to the Purchaser’s offer to purchase and would be in the best interests of the Company’s shareholders.

Confidentiality	Neither Party shall disclose the content of this MOU without prior authority of the non-disclosing party.

Transaction Expenses	Each party hereto shall be responsible for their own transaction expenses.

Governing Law	This MOU shall be governed by and construed in accordance with the laws of the state of Delaware.

Shenzhen Zhongjiyingfeng Investment Co., Ltd.

By:	/s/ Fang Kai
Fang Kai

JX Luxventure Limited

By:	/s/ Sun Lei
Sun Lei